EXHIBIT 10(g)


                     KENAN TRANSPORT COMPANY

          AMENDMENT TO SENIOR MANAGERS' LIFE INSURANCE PLAN


     The following provisions of the Senior Managers' Life Insurance Plan (the "Plan") of Kenan Transport Company (the "Company") are hereby amended as follows. All other provisions of the Plan remain unchanged.

1.7 "Normal Plan Agreement Termination Date" shall mean the later of (i) the date a Participant attains age 65, or (ii) the date a Participant has participated in the Plan for fifteen (15) years.

7.4 If a Participant has been participating in this Plan for less than fifteen (15) years and there is a Change in Control of the Company, as defined in Section 7.5 and there is then a termination of the Participant's employment within two years of the Change in Control as a result of which the Participant would be deprived of benefits under the Plan, the Participant's Plan Agreement (and the
      Company premium payment obligation under Section 3.4) will continue in effect for a period of fifteen (15) years from the effective date of the Participant's Plan Agreement, unless modified or terminated by mutual consent, provided that the Participant continues to make the required premium contributions as provided in
     Section 3.4


11.0  The effective date of this Amendment to the Plan shall be January
      1, 1999.

     IN WITNESS WHEREOF, the Senior Managers' Life Insurance Plan of
Kenan Transport Company, having been duly approved and adopted by the Board, is executed on behalf of the Company as of the 25th day of January, 1999.

                                   KENAN TRANSPORT COMPANY


                                   By:  /s/ Lee P. Shaffer, President

          Attest:


          By:  /s/ William L. Boone, Secretary


          [Corporate Seal]